EXHIBIT 99.1

On November 23, 2015, the Reporting Person and the Issuer entered into a Share Exchange and Acquisition Agreement, dated November 23, 2015, (the “Acquisition Agreement”), which was filed as Exhibit 2.01 to the Current Report on Form 8-K filed with the Securities and Exchange Commission by the Issuer on November 23, 2015 and which is incorporated herein in its entirety by this reference. The Acquisition Agreement provides for the acquisition by the Issuer of all of the issued and outstanding equity interests of several entities owned by the Reporting Person. The Acquisition Agreement provides that following completion of all acquisitions contemplated therein the Reporting Person will own approximately 95% of the then issued and outstanding common stock of the Issuer. Upon the initial closing on November 23, 2015, the Reporting Person was issued shares representing 80.1% of the then issued and outstanding common stock of the Issuer. The Acquisition Agreement provides that the Reporting Person would acquire up to approximately a 93% interest in the Issuer in exchange for all of the issued and outstanding equity interest in LLC IC Freedom Finance, (“Freedom RU”) an operating registered broker dealer in Russia, including its wholly owned subsidiary, JSC Freedom Finance, an operating registered broker dealer in Kazakhstan.  As previously reported in the Annual Report on Form 10-K of the Issuer filed with the Securities and Exchange Commission on June 30, 2017, on June 29, 2017, the Reporting Person and the Issuer closed the acquisition of Freedom RU. As the Issuer had insufficient authorized by unissued common shares to deliver the full consideration agreed to in the Acquisition Agreement, as an accommodation to facilitate the closing, the Reporting Person agreed to accept a partial issuance at the closing of 209,660,533 shares of the Issuer and to defer the issuance of the balance of the common shares agreed to until such time as the Issuer completes a reverse stock split and recapitalization to provide sufficient additional authorized but unissued shares to issue him the percentage agreed in the Acquisition Agreement. Following the reverse stock split and recapitalization and the issuance of the balance of the common shares agreed to in the Acquisition Agreement for the acquisition of Freedom RU, it is anticipated the Reporting Person will own approximately 93% of the then issued and outstanding common stock of the Issuer.